Amendment to Director Agreement

This Amendment ("Amendment") is made and entered into on December 28, 2023, by and between Agape ATP Corporation ("Company") and How Kok Choong (Malaysia Passport No. [redacted]) ("Executive Director"), collectively referred to as the "Parties."

Background:

The Parties entered into an Executive Director Employment Agreement dated June 1, 2016 ("Agreement"), which sets forth the terms and conditions of the Executive Director's service and compensation as an executive director.

Amendment:

In accordance with the mutual understanding and agreement of the Parties, and as reflected in the original Agreement, the Parties hereby agree to amend the Agreement as follows:

Compensation:

Effective as of January 1, 2024, the Director shall receive annual remuneration of compensation US$400,000 for his services as the Chief Executive Officer of the Company, which shall accrue on a day to day basis payable in arrears on the last day of each calendar month. The previous compensation structure provided for in the original Agreement, which consisted of US$0 of annual remuneration.

No Other Benefits:

The Director acknowledges and agrees that they are not granted and are not entitled to any other benefits or compensation from the Company for the services provided under this Agreement except as expressly provided for in this Amendment and as reviewed and approved by the Compensation Committee of the Company in its sole discretion.

Ratification:

Except as specifically amended herein, all other terms and conditions of the original Agreement remain in full force and effect.

Entire Agreement:

This Amendment, together with the original Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior understandings and agreements with respect to such subject matter.

Execution:

This Amendment shall be deemed effective as of the Amendment Effective Date upon the execution by both Parties.

In Witness Whereof, the Parties hereto have executed this Amendment to the Executive Director Agreement as of the date first above written.

For and on behalf of the Company	Executive Director
Agape ATP Corporation Name: How Kok Choong Title: Executive Director & Chief Executive Director	Name: How Kok Choong